Exhibit 99.1

APPROVED BY:
Steve Neil
Chief Financial Officer
(925) 969-7000

Contacts:
Investors & Media
EVC Group
Douglas Sherk, 415-652-9100
Jennifer Beugelmans, 415-896-6820

FOR IMMEDIATE RELEASE

OCULAR SCIENCES REPORTS THIRD QUARTER RESULTS

CONCORD, CA, November 8, 2004—Ocular Sciences, Inc. (NASDAQ: OCLR) today announced third quarter net revenue of $87.7 million, up 6% (2% in constant currency) over the same period one year ago. Net income for the quarter was $9.6 million, or $0.35 per diluted share. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002, and the after-tax expenses related to the proposed merger with The Cooper Companies, Inc. (“Cooper”) announced July 28, 2004, net income for the quarter grew by 17% to $14.2 million, or $0.53 per diluted share. The third quarter performance compares with net revenue of $82.6 million and net income of $9.3 million, or $0.38 per diluted share, for the third quarter of 2003. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program, net income for the third quarter of 2003 was $12.2 million, or $0.50 per diluted share. Weighted average fully diluted shares were 27.0 million for the quarter ended September 30, 2004, an increase of 11% when compared with 24.4 million for the third quarter a year ago.

     “The new aspheric product that was launched in the United States during the second quarter of this year has been widely accepted and now represents more than 75% of sales within its product category,” commented Stephen J. Fanning, President and CEO of Ocular Sciences. “We are especially pleased with this product launch, our strong earnings performance and the commitment of our customers and employees in the third quarter given the inherent uncertainty that often arises following the announcement of a pending merger, like ours with The Cooper Companies, Inc.”

     For the nine-month period ended September 30, 2004, Ocular Sciences reported net revenue of $251.6 million, up 10% (4% in constant currency) over the same period one year ago. Net income for the nine-month period was $25.2 million or $0.96 per diluted share. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002, and the after-tax expenses related to the proposed merger with Cooper announced July 28, 2004, net income for the nine-months ended September 30, 2004 increased 26% to $34.5 million, or $1.31 per diluted share. This nine-month performance compares with net revenue of $229.4 million and net income of $19.4 million, or $0.80 per diluted share, for the nine-month period ended September 30, 2003. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program, net income for the nine-month period ended September 30, 2003 was $27.4 million, or $1.13 per diluted share.

     Gross margin improved by 540 basis points to 59.6% for the quarter, up from 54.2% in the third quarter of last year. The successful execution of the manufacturing consolidation program was the primary factor behind this significant increase as during the quarter the

Company sold a substantial amount of product that was manufactured utilizing the new Gen II manufacturing operations, especially in the specialty daily disposable category.

     Operating expenses as a percentage of revenue, before restructuring and merger expenses, were 38.8% for quarter ended September 30, 2004, compared with 36.9% in the third quarter of last year and increased primarily due to increased investments in selling and marketing activities. Additionally, R&D expenses for the quarter increased 21% over last year as new product development efforts were expanded.

     These results led to a third quarter operating margin, before restructuring charges and merger expenses, of 20.8% and operating income of $18.3 million compared with operating margin in the third quarter of last year, before restructuring charges, of 17.3% and operating income of $14.3 million. Thus, despite increasing the investment in commercial activities and new product development, operating income, before restructuring charges and merger expenses, grew 28%, over four times as fast as revenue. The Company’s third quarter operating margin as reported was 14.6% and operating income was $12.8 million compared with as reported operating margin of 14.3% and operating income of $11.8 million in the third quarter last year.

     The effective tax rate in 2004, before consideration of restructuring and merger expenses, is estimated to be 22% compared with 19.5% last year.

     Cash flow from operations during the first nine months of the year was $52.8 million compared with $48.6 million for the same period a year ago. The net cash position improved from $17 million at the beginning of the year to more than $58 million at the end of the quarter, and the Company had no drawdown of its credit facilities at September 30, 2004.

Use of Non-GAAP Measures

     The Company believes that non-GAAP measures of operating expenses, operating income and margin, effective tax rate, net income and earnings per share before restructuring and merger expenses are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the costs associated with the manufacturing consolidation program announced in December 2002, and the pending merger with Cooper and, in turn, allows them to compare the Company’s results of operations with those of other companies on a more comparable basis.

About Ocular Sciences, Inc.

     Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company’s lenses are brand and product differentiated by distribution channel, and Ocular’s unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.

(tables to follow)

Ocular Sciences, Inc.
(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net sales	$87,729	$82,587	$251,622	$229,395
Cost of sales	35,446	37,825	104,757	107,317

Gross profit	52,283	44,762	146,865	122,078
Selling and marketing expenses	24,340	21,383	72,316	62,864
General and administrative expenses	7,453	7,266	23,087	21,636
Research and development expenses	2,225	1,842	6,633	4,990
Restructuring and related expenses	1,691	2,440	6,864	7,433
Merger and related expenses	3,777	—	3,777	—

Income from operations	12,797	11,831	34,188	25,155
Interest expense	(97)	(239)	(355)	(557)
Interest income	133	208	392	362
Other income (expense), net	(80)	884	(652)	1,591

Income before taxes	12,753	12,684	33,573	26,551
Provision for income taxes	3,187	3,424	8,394	7,168

Net income	$9,566	$9,260	$25,179	$19,383

Net income per share (diluted)	$0.35	$0.38	$0.96	$0.80
Weighted average dilutive shares outstanding	27,017	24,449	26,319	24,143

CONSOLIDATED BALANCE SHEET DATA

	As of
	September 30,	December 31,
	2004	2003
Cash and cash equivalents	$60,509	$34,187
Total assets	430,559	399,308
Total debt	2,489	17,288
Total stockholders’ equity	366,302	301,845

CASH FLOW DATA

	Nine months ended
	September 30,
	2004	2003
Net cash provided by operating activities	$52,799	$48,551

NON GAAP DATA AND RECONCILIATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Operating Income:
Income from operations	$12,797	$11,831	$34,188	$25,155
Restructuring and related expenses	1,691	2,440	6,864	7,433
Merger and related expenses	3,777	—	3,777	—

Operating income before restructuring, merger and related expenses	$18,265	$14,271	$44,829	$32,588

Operating income before restructuring, merger and related expenses as a percent of sales	20.8%	17.3%	17.8%	14.2%
EPS:
Income before taxes	$12,753	$12,684	$33,573	$26,551
Restructuring and related expenses, before taxes	1,691	2,440	6,864	7,433
Merger and related expenses	3,777	—	3,777	—

Income before restructuring, merger and related expenses and taxes	18,221	15,124	44,214	33,984
Tax rate excluding restructuring, merger and related expenses	22.0%	19.5%	22.0%	19.5%

Net income excluding restructuring, merger and related expenses	$14,212	$12,175	$34,487	$27,357

EPS excluding restructuring, merger and related expenses	$0.53	$0.50	$1.31	$1.13
After-tax impact of restructuring, merger and related expenses	4,646	2,915	9,308	7,974

GAAP net income	$9,566	$9,260	$25,179	$19,383

	—	—	—	—
GAAP EPS	$0.35	$0.38	$0.96	$0.80
Weighted average diluted shares outstanding	27,017	24,449	26,319	24,143